Exhibit 99.1

                    INSURE.COM, INC. ANNOUNCES TRADING SYMBOL
                    CHANGE TO NSUR EFFECTIVE JANUARY 8, 2007

    DARIEN, Ill., Dec. 22 /PRNewswire-FirstCall/ -- Insure.com, Inc. (Nasdaq: QUOT) today announced that it will change its Nasdaq Capital Market trading symbol to NSUR effective Monday, January 8, 2007, at the opening of the market.

    "Insure.com is experiencing improved financial momentum in both its life insurance commission and click revenue segments," said Robert Bland, chairman and CEO. "The new NSUR trading symbol is designed to help to bring a single identity to our new corporate name and our national advertising efforts. We are very excited about the emerging online insurance sector and about entering 2007 in particular."

    About Insure.com

    Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com , are able to obtain free, instant quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate click revenues from the sale of Web site traffic to various third parties.

SOURCE  Insure.com, Inc.
    -0-                             12/22/2006
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Insure.com, Inc., +1-630-515-0170, ext. 200, phil@insure.com /
    /Web site:  http://www.insure.com /
    (QUOT NSUR)